Exhibit 99.1

COMERICA REPORTS THIRD QUARTER 2009

NET INCOME OF $19 MILLION

Net Credit-Related Charge-Offs Stable, Consistent with Outlook

Strong Liquidity and Capital Levels

$1.1 Billion Increase in Average Core Deposits

Expenses Remain Well Controlled

EPS Impact from Preferred Stock Dividends to U.S. Treasury (22 Cents)

DALLAS/October 20, 2009 — Comerica Incorporated (NYSE: CMA) today reported third quarter 2009 net income of $19 million, compared to $18 million for the second quarter 2009 and $28 million for the third quarter 2008.  After preferred dividends of $34 million in each of the third and second quarters of 2009, the net loss applicable to common stock was $15 million, or $0.10 per diluted share, for the third quarter 2009, compared to a net loss applicable to common stock of $16 million, or $0.10 per diluted share, for the second quarter 2009 and net income applicable to common stock of $28 million, or $0.19 per diluted share, for the third quarter 2008.  Third quarter 2009 included a $311 million provision for loan losses, compared to $312 million for the second quarter 2009 and $165 million for the third quarter 2008.

(dollar amounts in millions, except per share data)	3rd Qtr ‘09		2nd Qtr ‘09	3rd Qtr ‘08
Net interest income	$385		$402	$466
Provision for loan losses	311		312	165
Noninterest income	315		298	240
Noninterest expenses	399		429	514

Net income	19		18	28
Preferred stock dividends to U.S. Treasury	34		34	—
Net income (loss) applicable to common stock	(15)		(16)	28

Diluted earnings (loss) per common share	(0.10)		(0.10)	0.19

Tier 1 capital ratio	12.18	%(a)	11.58%	7.32%
Tangible common equity ratio (b)	7.96		7.55	7.60

Net interest margin (c)	2.68		2.73	3.11

(a) September 30, 2009 ratio is estimated.

(b) See Reconciliation of Non-GAAP Financial Measures.

(c) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 16 basis points and 8 basis points in the third and second quarters of 2009, respectively.  Excluding excess liquidity, the net interest margin would have been 2.84% and 2.81% in each respective period.  Excess liquidity had no impact on the net interest margin in the third quarter 2008.

“Our third quarter results were consistent with our prior outlook and reflect the many actions we have taken to position our company for the slow economic recovery now underway,” said Ralph W. Babb Jr., chairman and chief executive officer.  “These actions include the strengthening of our already strong liquidity and capital levels, the quick identification of problem loans, the building of our reserves credit by credit, and the careful management of expenses.  Coupled with our strong focus on customers, we believe we are well positioned for the future, with confidence in our strategy and a dedicated workforce to deliver the results.

- more -

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

“In the third quarter 2009, loan demand continued to be weak and average core deposits continued to increase, as businesses and consumers remained cautious in this economic environment.

“The provision for loan losses was stable in the third quarter, with charge-offs similar to the second quarter, as expected.  Our credit issues remain focused on residential real estate development.”

Third Quarter 2009 Compared to Second Quarter 2009

•      Average earning assets decreased $2.0 billion, reflecting a $2.9 billion decrease in average loans and a $0.9 billion increase in other earning assets, primarily short-term investments. The decline in loans reflected reduced demand from customers in a challenged economic environment.  New and renewed loan commitments totaled $11.8 billion in the third quarter 2009, an increase of $1.6 billion from the second quarter 2009.

•      Average core deposits, excluding the Financial Services Division, increased $1.1 billion in the third quarter 2009, including an $835 million increase in noninterest-bearing deposits.

•      The net interest margin of 2.68 percent decreased five basis points, from 2.73 percent in the second quarter 2009. Excluding excess liquidity, represented by average balances deposited with the Federal Reserve Bank, the net interest margin would have been 2.84 percent, an increase of 3 basis points from 2.81 percent in the second quarter 2009 that resulted primarily from improved loan spreads and lower core deposit rates.

•      Net credit-related charge-offs were $239 million, or 2.14 percent of average total loans, for the third quarter 2009, compared to $248 million, or 2.08 percent of average total loans, for the second quarter 2009. The provision for loan losses was $311 million for the third quarter 2009, compared to $312 million for the second quarter 2009, and the period-end allowance to total loans ratio increased to 2.19 percent from 1.89 percent at June 30, 2009. Nonaccrual loans were charged down 41 percent as of September 30, 2009, compared to 39 percent as of June 30, 2009 and 32 percent one year ago.

•      Noninterest income increased $17 million, reflecting increases in several fee categories.  Also included in the third quarter 2009 was a $7 million gain on the repurchase of debt and lower securities gains ($107 million in the third quarter 2009 compared to $113 million in the second quarter 2009), primarily from sales of mortgage-backed government agency securities.  The second quarter 2009 included a $16 million loss on the termination of certain leveraged leases and a $6 million gain on the sale of Comerica’s proprietary defined contribution plan recordkeeping business.

•      Noninterest expenses decreased $30 million from the second quarter, due to the second quarter 2009 industry-wide FDIC special assessment charge. Year-to-date September 2009 noninterest expenses decreased 9 percent from the same period in the prior year.

•      The provision for income taxes increased $30 million from the second quarter, primarily due a benefit in the second quarter 2009 from a change in the accounting method used to determine interim period (quarterly) federal taxes. The third quarter 2009 provision for income taxes was reduced by approximately $9 million after-tax, reflecting the recognition of interest benefits related to certain anticipated federal tax refunds.

•      The tangible common equity ratio was 7.96 percent at September 30, 2009, an increase of 41 basis points from June 30, 2009. The estimated Tier 1 common ratio was 8.02 percent and the estimated Tier 1 capital ratio was 12.18 percent at September 30, 2009, increases of 36 basis points and 60 basis points, respectively, from June 30, 2009.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income	$385	$402	$466

Net interest margin (a)	2.68%	2.73%	3.11%

Selected average balances:
Total earning assets	$57,513	$59,522	$59,946
Total investment securities	9,070	9,786	8,146
Total loans	44,782	47,648	51,508
Total loans, excluding FSD loans (primarily low-rate)	44,573	47,432	51,107

Total core deposits (b), excluding FSD	34,165	33,059	31,441
Total noninterest-bearing deposits	13,225	12,546	10,646
Total noninterest-bearing deposits, excluding FSD	11,967	11,132	9,104

(a) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced  the net interest margin by 16 basis points and 8 basis points in the third and second quarters of 2009, respectively.  Excluding excess liquidity, the net interest margin would have been 2.84% and 2.81% in each respective period.  Excess liquidity had no impact on the third quarter 2008 net interest margin.

(b) Core deposits exclude other time deposits and foreign office time deposits.

•      The $17 million decrease in net interest income in the third quarter 2009, when compared to second quarter 2009, resulted primarily from decreases in the net interest margin and loans, partially offset by the impact of one more day ($4 million).

•      Third quarter 2009 average core deposits, excluding the Financial Services Division, increased $1.1 billion compared to second quarter 2009, reflecting an $835 million increase in noninterest-bearing deposits and a $790 million increase in money market and NOW deposits, partially offset by a $512 million decrease in higher-cost customer certificates of deposits.

•      The net interest margin of 2.68 percent decreased five basis points, compared to second quarter 2009, primarily from an increase in excess liquidity, which more than offset improved loan spreads and lower core deposit rates. The net interest margin was reduced by approximately 16 basis points in the third quarter 2009 from excess liquidity, which was represented by $3.5 billion of average balances deposited with the Federal Reserve Bank, compared to a reduction of eight basis points from $1.8 billion of average balances in the second quarter 2009. Excess liquidity resulted from strong core deposit growth and sales of mortgage-backed government agency securities.

•      Total average Financial Services Division noninterest-bearing deposits decreased $156 million from the second quarter 2009. This division serves title and escrow companies that facilitate residential mortgage transactions and benefits from customer deposits related to mortgage escrow balances. Noninterest-bearing deposits decreased primarily due to decreased mortgage refinancing activity.

Noninterest Income

Noninterest income was $315 million for the third quarter 2009, compared to $298 million for the second quarter 2009 and $240 million for the third quarter 2008. Several fee categories increased in the third quarter 2009, including service charges on deposit accounts ($5 million), commercial lending fees ($2 million) and letter of credit fees ($2 million).  Noninterest income in the third quarter 2009 included net securities gains of $107 million, primarily from gains on sales of mortgage-backed government agency securities ($102 million) and on redemptions of auction-rate securities ($5 million), compared to net securities gains of $113 million in the second quarter 2009.  Noninterest income in the third quarter 2009 also reflected a $7 million gain on the repurchase of debt, while the second quarter 2009 included a $6 million gain on the sale of Comerica’s proprietary defined contribution plan recordkeeping business.  The second quarter 2009 also included a $16 million loss on the termination of certain leveraged leases. Selected categories of noninterest income are highlighted in the following table.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

(in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net securities gains	$107	$113	$27
Other noninterest income
Loss on termination of leveraged leases	—	(16)	—
Net gain (loss) from principal investing and warrants	(1)	(4)	1
Deferred compensation asset returns (a)	4	8	(6)
Gain on repurchase of debt	7	—	—
Net gain on sale of business	—	6	—

(a) Compensation deferred by Comerica officers is invested in stocks and bonds to reflect the investment selections of the officers. Income (loss) earned on these assets is reported in noninterest income and the offsetting increase (decrease) in the liability is reported in salaries expense.

Noninterest Expenses

Noninterest expenses were $399 million for the third quarter 2009, compared to $429 million for the second quarter 2009 and $514 million for the third quarter 2008. The $30 million decrease in noninterest expenses in the third quarter 2009, compared to the second quarter 2009, was primarily due to the second quarter 2009 industry-wide FDIC special assessment charge ($29 million).  Full-time equivalent staff decreased by approximately 100 employees from June 30, 2009 and 1,000 employees, or 9 percent, from September 30, 2008.  Certain categories of noninterest expenses are highlighted in the table below.

	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Salaries
Regular salaries	$142	$142	$155
Severance	—	(1)	2
Incentives (including commissions)	17	15	31
Deferred compensation plan costs	5	8	(6)
Share-based compensation	7	7	10
Total salaries	171	171	192
Employee benefits
Pension expense	14	14	5
Other benefits	37	39	41
Total employee benefits	51	53	46

FDIC insurance expense	15	45	5
Litigation and operational losses	3	3	105	(a)
Provision for credit losses on lending-related commitments	2	(4)	9
Other noninterest expenses
Other real estate expense	10	10	3

(a) Third quarter 2008 litigation and operational losses included a $96 million charge related to an offer to repurchase auction-rate securities from customers.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Credit Quality

“We are working hard to ensure we effectively manage credit, particularly in this economic environment,” Babb said. “Early recognition of issues continues to be key.  We have moved credits to our workout area at the first signs of significant stress.  Over the past 15 months, we have reduced, by 46 percent, our exposure to residential real estate development, the main focus of our credit issues.  As a result, we expect to see a modest reduction in net charge-offs in the fourth quarter.”

•      The allowance to total loans ratio increased to 2.19 percent at September 30, 2009, from 1.89 percent at June 30, 2009 and 1.38 percent at September 30, 2008.

•      The provision for loan losses was relatively unchanged, as a decrease in Other Markets offset increases in the Midwest, Western and Florida markets.

•      Net credit-related charge-offs in the Commercial Real Estate business line in the third quarter 2009 decreased to $91 million, from $108 million in the second quarter 2009. Commercial Real Estate net credit-related charge-offs increased in the Western and Texas markets, were stable in the Midwest market and decreased in Florida and Other Markets.

•      Net credit-related charge-offs excluding the Commercial Real Estate business line were $148 million in the third quarter 2009, or 1.53 percent of average non-Commercial Real Estate loans, compared to $140 million, or 1.35 percent, in the second quarter 2009.

•      Nonperforming assets increased $75 million to $1,305 million, or 2.99 percent of total loans and foreclosed property, at September 30, 2009. Excluding the Commercial Real Estate business line, nonperforming assets decreased $10 million compared to June 30, 2009.

•      During the third quarter 2009, $361 million of loan relationships greater than $2 million were transferred to nonaccrual status, a decrease of $58 million from the second quarter 2009.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the third quarter 2009, $211 million were in the Commercial Real Estate business line, $89 million were in Middle Market and $29 million were in Leasing.

•      Nonaccrual loans were charged down 41 percent as of September 30, 2009, compared to 39 percent as of June 30, 2009 and 32 percent one year ago.

•      Loans past due 90 days or more and still accruing were $161 million at September 30, 2009, a decrease of $49 million compared to June 30, 2009.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net loan charge-offs	$239	$248	$116
Net lending-related commitment charge-offs	—	—	—
Total net credit-related charge-offs	239	248	116
Net loan charge-offs/Average total loans	2.14%	2.08%	0.90%
Net credit-related charge-offs/Average total loans	2.14	2.08	0.90

Provision for loan losses	$311	$312	$165
Provision for credit losses on lending-related commitments	2	(4)	9
Total provision for credit losses	313	308	174

Nonperforming loans	1,196	1,130	863
Nonperforming assets (NPAs)	1,305	1,230	881
NPAs/Total loans and foreclosed property	2.99%	2.64%	1.71%

Loans past due 90 days or more and still accruing	$161	$210	$97

Allowance for loan losses	953	880	712
Allowance for credit losses on lending-related commitments (a)	35	33	40
Total allowance for credit losses	988	913	752
Allowance for loan losses/Total loans	2.19%	1.89%	1.38%
Allowance for loan losses/Nonperforming loans	80	78	82

(a)  Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $59.6 billion and $4.9 billion, respectively, at September 30, 2009, compared to $63.6 billion and $5.0 billion, respectively, at June 30, 2009. There were approximately 151 million common shares outstanding at September 30, 2009.

Comerica’s tangible common equity ratio was 7.96 percent at September 30, 2009. The third quarter 2009 estimated Tier 1 common, Tier 1 and total risk-based capital ratios were 8.02 percent, 12.18 percent and 16.75 percent, respectively.

2009 Outlook

•             Management continues to focus on developing new and expanding existing customer relationships.  While the economic recovery appears to be underway, management expects subdued loan demand as loan growth typically lags other economic indicators.

•             Management expects the fourth quarter 2009 net interest margin to increase as a result of maturities of higher-cost certificates of deposit and wholesale funding and a reduction in excess liquidity.  The target federal funds and short-term LIBOR rates are expected to remain flat for the remainder of 2009.

•             Based on no significant deterioration of the economic environment, management expects net credit-related charge-offs in the fourth quarter 2009 to improve modestly compared to third quarter 2009. The provision for credit losses is expected to continue to exceed net charge-offs.

•             Management does not expect significant securities gains from the sale of mortgage-backed government agency securities in the fourth quarter 2009.

•             Management expects a mid- to high-single digit decrease in full-year 2009 noninterest expenses, compared to full-year 2008, due to control of discretionary expenses and workforce.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at September 30, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2009 results compared to second quarter 2009.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	3rd Qtr ‘09		2nd Qtr ‘09			3rd Qtr ‘08
Business Bank	$22	N/M %	$5	N/M	%	$65	N/M	%
Retail Bank	(11)	(54)	(18)	N/M		21	57
Wealth & Institutional Management	10	48	15	N/M		(51)	N/M
	21	100%	2	100%		35	100%
Finance	(7)		8			(2)
Other (a)	5		8			(5)
Total	$19		$18			$28

N/M - Not Meaningful.

(a)  Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$346	$328	$323
Provision for loan losses	252	252	135
Noninterest income	72	50	75
Noninterest expenses	160	157	175
Net income	22	5	65

Net credit-related charge-offs	195	211	95

Selected average balances:
Assets	34,822	37,521	41,357
Loans	34,116	36,760	40,506
FSD loans	209	216	401
Deposits	15,735	14,827	14,933
FSD deposits	1,642	1,866	2,449

Net interest margin	4.01%	3.58%	3.18%

•      Average loans decreased $2.6 billion, reflecting declines across all markets and businesses.

•                  Average deposits, excluding the Financial Services Division, increased $1.1 billion, increasing in most businesses, but primarily in Middle Market and Global Corporate.

•                  The net interest margin of 4.01 percent increased 43 basis points, primarily due to an increase in loan and deposit spreads and an increase in noninterest-bearing deposits.

•                  The provision for loan losses was unchanged.  Increases in Middle Market and Commercial Real Estate were offset by decreases, largely in Global Corporate, Leasing and National Dealer Services.

•                  Noninterest income increased $22 million, reflecting increases in several fee categories and a $16 million second quarter 2009 loss on the termination of certain leveraged leases.

•                  Noninterest expenses increased $3 million, as a decline in FDIC insurance expense, due to the industry-wide special assessment charge in the second quarter 2009, was offset by an increase in the provision for credit losses on lending related commitments.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Retail Bank

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$127	$128	$142
Provision for loan losses	42	42	33
Noninterest income	50	46	80
Noninterest expenses	154	167	161
Net income (loss)	(11)	(18)	21

Net credit-related charge-offs	34	29	17

Selected average balances:
Assets	6,445	6,693	7,046
Loans	5,904	6,115	6,362
Deposits	17,563	17,666	16,596

Net interest margin	2.87%	2.90%	3.41%

•                  Average loans decreased $211 million, across all businesses.

•                  Average deposits decreased $103 million, reflecting a decrease in higher-cost customer certificates of deposit, partially offset by an increase in money market deposits.

•                  The net interest margin of 2.87 percent declined three basis points, primarily due to a decrease in loan balances.

•                  Noninterest income increase $4 million, primarily due to an increase in service charges on deposit accounts.

•                  Noninterest expenses decreased $13 million, primarily due to the second quarter 2009 industry-wide FDIC special assessment charge.

Wealth and Institutional Management

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$42	$40	$37
Provision for loan losses	20	13	7
Noninterest income	66	73	71
Noninterest expenses	73	77	180
Net income (loss)	10	15	(51)

Net credit-related charge-offs	10	8	4

Selected average balances:
Assets	4,856	4,965	4,759
Loans	4,760	4,776	4,624
Deposits	2,735	2,599	2,351

Net interest margin	3.48%	3.29%	3.18%

•                  Average loans declined $16 million.

•                  Average deposits increased $136 million, primarily due to an increase in noninterest-bearing, NOW and money market deposits.

•                  The net interest margin of 3.48 percent increased 19 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by the increase in noninterest-bearing and NOW deposits.

•                  Noninterest income decreased $7 million, primarily due the $6 million second quarter 2009 gain on the sale of Comerica’s proprietary defined contribution plan recordkeeping business.

•                  Noninterest expenses decreased $4 million, primarily due to the second quarter 2009 industry-wide FDIC special assessment charge.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at September 30, 2009 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses third quarter 2009 results compared to second quarter 2009.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	3rd Qtr ‘09		2nd Qtr ‘09			3rd Qtr ‘08
Midwest	$(6)	(34)%	$—	N/M	%	$51	N/M %
Western	(7)	(35)	(7)	N/M		9	25
Texas	7	36	5	N/M		13	36
Florida	(12)	(59)	(8)	N/M		(1)	(3)
Other Markets	29	N/M	6	N/M		(44)	N/M
International	10	46	6	N/M		7	21
	21	100%	2	100%		35	100%
Finance & Other Businesses (a)	(2)		16			(7)
Total	$19		$18			$28

N/M - Not Meaningful.

(a) Includes discontinued operations and items not directly associated with the geographic markets.

Midwest

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$209	$200	$197
Provision for loan losses	144	119	52
Noninterest income	107	92	142
Noninterest expenses	188	186	205
Net income (loss)	(6)	—	51

Net credit-related charge-offs	102	99	44

Selected average balances:
Assets	16,987	18,122	19,752
Loans	16,387	17,427	19,070
Deposits	17,395	17,166	15,857

Net interest margin	4.72%	4.56%	4.09%

•                  Average loans decreased $1.0 billion, reflecting declines in Middle Market, Global Corporate and National Dealer Services.

•                  Average deposits increased $229 million, due to increases in Global Corporate, Small Business and Middle Market, partially offset by a decline in Personal Banking of higher-cost customer certificates of deposit.

•                  The net interest margin of 4.72 percent increased 16 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $25 million, primarily due to an increase in Middle Market, partially offset by a decrease in Leasing.

•                  Noninterest income increased $15 million. Second quarter 2009 included a $16 million loss on the termination of certain leveraged leases.

•                  Noninterest expenses increased $2 million, reflecting an increase in the provision for credit losses on lending-related commitments and nominal increases in other expense categories, partially offset by a decline in FDIC insurance expense, due to the second quarter 2009 industry-wide FDIC special assessment charge.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Western Market

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$159	$154	$169
Provision for loan losses	101	90	82
Noninterest income	33	32	38
Noninterest expenses	106	113	112
Net income (loss)	(7)	(7)	9

Net credit-related charge-offs	95	70	51

Selected average balances:
Assets	14,114	14,901	16,633
Loans	13,923	14,684	16,387
FSD loans	209	216	401
Deposits	11,146	10,717	11,730
FSD deposits	1,469	1,678	2,255

Net interest margin	4.53%	4.20%	4.10%

•                  Average loans decreased $761 million, due to declines in National Dealer Services, Middle Market, Global Corporate and Commercial Real Estate.

•                  Average deposits, excluding the Financial Services Division, increased $638 million, primarily due to increases in Middle Market, Technology and Life Sciences and Private Banking.  Financial Services Division average deposits decreased $209 million.

•                  The net interest margin of 4.53 percent increased 33 basis points, primarily due to an increase in loan and deposit spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  The provision for loan losses increased $11 million, primarily due to an increase in Commercial Real Estate, partially offset by a decrease in Global Corporate.

•                  Noninterest expenses decreased $7 million, primarily due to the second quarter 2009 industry-wide FDIC special assessment charge.

Texas Market

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$77	$73	$73
Provision for loan losses	29	28	18
Noninterest income	22	21	27
Noninterest expenses	58	60	61
Net income	7	5	13

Total net credit-related charge-offs	22	11	9

Selected average balances:
Assets	7,444	7,798	7,945
Loans	7,221	7,547	7,691
Deposits	4,609	4,496	3,956

Net interest margin	4.22%	3.88%	3.76%

•                  Average loans decreased $326 million, primarily due to a decrease in Energy Lending.

•                  Average deposits increased $113 million, primarily due to an increase in Middle Market.

•                  The net interest margin of 4.22 percent increased 34 basis points, primarily due to an increase in loan spreads and the benefit provided by an increase in noninterest-bearing deposits.

•                  Noninterest expenses decreased $2 million, primarily due to the second quarter 2009 industry-wide FDIC special assessment charge.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Florida Market

(dollar amounts in millions)	3rd Qtr ‘09	2nd Qtr ‘09	3rd Qtr ‘08
Net interest income (FTE)	$11	$11	$12
Provision for loan losses	24	20	7
Noninterest income	3	3	4
Noninterest expenses	10	9	10
Net income (loss)	(12)	(8)	(1)

Net credit-related charge-offs	9	23	3

Selected average balances:
Assets	1,673	1,820	1,900
Loans	1,674	1,820	1,900
Deposits	327	331	262

Net interest margin	2.70%	2.44%	2.54%

•                  Average loans decreased $146 million, primarily due to a decrease in National Dealer Services.

•                  Average deposits decreased $4 million, primarily due to a decrease in Commercial Real Estate.

•                  The net interest margin of 2.70 percent increased 26 basis points, primarily due to an increase in loan spreads.

•                  The provision for loan losses increased $4 million, primarily due to an increase in Private Banking, partially offset by a decrease in Commercial Real Estate.

Conference Call and Webcast

Comerica will host a conference call to review third quarter 2009 financial results at 7 a.m. CT Tuesday, October 20, 2009. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 31081979). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through October 31, 2009. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 31081979). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

COMERICA REPORTS THIRD QUARTER 2009 RESULTS

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, changes related to the headquarters relocation or to its underlying assumptions, the effects of recently enacted legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, and actions taken by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking  and the Federal Deposit Insurance Corporation, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts  and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Walter Galloway
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in millions, except per share data)	2009	2009	2008	2009	2008
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income (loss)	$(0.10)	$(0.10)	$0.19	$(0.36)	$1.28
Cash dividends declared	0.05	0.05	0.66	0.15	1.98
Common shareholders’ equity (at period end)	31.90	32.70	33.89

Average diluted shares (in thousands)	151,478	151,490	150,795	151,441	150,783
KEY RATIOS
Return on average common shareholders’ equity	(1.27)%	(1.25)%	2.25%	(1.48)%	5.00%
Return on average assets	0.12	0.11	0.18	0.09	0.40
Tier 1 common capital ratio (a) (b)	8.02	7.66	6.67
Tier 1 risk-based capital ratio (b)	12.18	11.58	7.32
Total risk-based capital ratio (b)	16.75	15.97	11.19
Leverage ratio (b)	12.45	12.11	8.57
Tangible common equity ratio (a)	7.96	7.55	7.60
AVERAGE BALANCES
Commercial loans	$23,401	$25,657	$28,521	$25,399	$28,992
Real estate construction loans	4,033	4,325	4,675	4,287	4,776
Commercial mortgage loans	10,359	10,476	10,511	10,422	10,343
Residential mortgage loans	1,720	1,795	1,870	1,787	1,898
Consumer loans	2,550	2,572	2,599	2,565	2,532
Lease financing	1,218	1,227	1,365	1,248	1,354
International loans	1,501	1,596	1,967	1,603	2,013
Total loans	44,782	47,648	51,508	47,311	51,908

Earning assets	57,513	59,522	59,946	59,580	60,183
Total assets	61,948	64,256	64,863	64,296	64,917
Noninterest-bearing deposits	13,225	12,546	10,646	12,385	10,638
Interest-bearing core deposits	22,582	22,379	23,244	22,476	24,148
Total core deposits	35,807	34,925	33,890	34,861	34,786
Common shareholders’ equity	4,923	5,016	5,075	4,987	5,153
Total shareholders’ equity	7,065	7,153	5,075	7,124	5,153
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis) (c)	$387	$404	$467	$1,177	$1,387
Fully taxable equivalent adjustment	2	2	1	6	3
Net interest margin (c) (d)	2.68%	2.73%	3.11%	2.65%	3.08%
CREDIT QUALITY
Nonaccrual loans	$1,194	$1,130	$863
Reduced-rate loans	2	—	—
Total nonperforming loans	1,196	1,130	863
Foreclosed property	109	100	18
Total nonperforming assets	1,305	1,230	881

Loans past due 90 days or more and still accruing	161	210	97

Gross loan charge-offs	245	257	122	$663	$356
Loan recoveries	6	9	6	19	18
Net loan charge-offs	239	248	116	644	338
Lending-related commitment charge-offs	—	—	—	—	1
Total net credit-related charge-offs	239	248	116	644	339

Allowance for loan losses	953	880	712
Allowance for credit losses on lending-related commitments	35	33	40
Total allowance for credit losses	988	913	752

Allowance for loan losses as a percentage of total loans	2.19%	1.89%	1.38%
Net loan charge-offs as a percentage of average total loans	2.14	2.08	0.90	1.82%	0.87%
Net credit-related charge-offs as a percentage of average total loans	2.14	2.08	0.90	1.82	0.87
Nonperforming assets as a percentage of total loans and foreclosed property	2.99	2.64	1.71
Allowance for loan losses as a percentage of total nonperforming loans	80	78	82

(a)	See Reconciliation of Non-GAAP Financial Measures.
(b)	September 30, 2009 ratios are estimated
(c)

Third quarter 2008 and year-to-date 2008 net interest income declined $8 million and $38 million, respectively, due to tax-related non-cash lease income charges. Excluding these charges, the net interest margin would have been 3.17% and 3.16% for the three- and nine-month periods ended September 30, 2008.

(d)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 16 basis points, 8 basis points and 11 basis points in the third quarter 2009, second quarter 2009 and year-to-date 2009, respectively. Excluding excess liquidity, the net interest margin would have been 2.84%, 2.81% and 2.76% in each respective period. Excess liquidity had no impact on the net interest margin in third quarter 2008 or year-to-date 2008.

CONSOLIDATED BALANCE SHEETS (unaudited)

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	December 31,	September 30,
(in millions, except share data)	2009	2009	2008	2008

ASSETS
Cash and due from banks	$799	$948	$913	$1,404

Federal funds sold and securities purchased under agreements to resell	—	650	202	3
Interest-bearing deposits with banks	2,219	3,542	2,308	25
Other short-term investments	142	129	158	222

Investment securities available-for-sale	8,882	7,757	9,201	8,158

Commercial loans	22,546	24,922	27,999	28,604
Real estate construction loans	3,870	4,152	4,477	4,565
Commercial mortgage loans	10,380	10,400	10,489	10,588
Residential mortgage loans	1,679	1,759	1,852	1,863
Consumer loans	2,544	2,562	2,592	2,644
Lease financing	1,197	1,234	1,343	1,360
International loans	1,355	1,523	1,753	1,931
Total loans	43,571	46,552	50,505	51,555
Less allowance for loan losses	(953)	(880)	(770)	(712)
Net loans	42,618	45,672	49,735	50,843

Premises and equipment	657	667	683	668
Customers’ liability on acceptances outstanding	12	7	14	21
Accrued income and other assets	4,261	4,258	4,334	3,809
Total assets	$59,590	$63,630	$67,548	$65,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$13,888	$13,558	$11,701	$12,094

Money market and NOW deposits	13,556	12,352	12,437	13,553
Savings deposits	1,331	1,348	1,247	1,279
Customer certificates of deposit	7,466	8,524	8,807	8,147
Other time deposits	2,801	4,593	7,293	3,670
Foreign office time deposits	572	616	470	802
Total interest-bearing deposits	25,726	27,433	30,254	27,451
Total deposits	39,614	40,991	41,955	39,545

Short-term borrowings	425	490	1,749	3,625
Acceptances outstanding	12	7	14	21
Accrued expenses and other liabilities	1,252	1,478	1,625	1,486
Medium- and long-term debt	11,252	13,571	15,053	15,376
Total liabilities	52,555	56,537	60,396	60,053

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 9/30/09, 6/30/09 and 12/31/08	2,145	2,140	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 9/30/09, 6/30/09, 12/31/08 and 9/30/08	894	894	894	894
Capital surplus	738	731	722	586
Accumulated other comprehensive loss	(361)	(342)	(309)	(129)
Retained earnings	5,205	5,257	5,345	5,379
Less cost of common stock in treasury - 27,620,576 shares at 9/30/09, 27,620,471 shares at 6/30/09, 28,244,967 shares at 12/31/2008 and 28,249,360 shares at 9/30/08	(1,586)	(1,587)	(1,629)	(1,630)
Total shareholders’ equity	7,035	7,093	7,152	5,100
Total liabilities and shareholders’ equity	$59,590	$63,630	$67,548	$65,153

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2009	2008	2009	2008

INTEREST INCOME
Interest and fees on loans	$444	$634	$1,343	$2,037
Interest on investment securities	64	99	276	288
Interest on short-term investments	3	2	7	10
Total interest income	511	735	1,626	2,335

INTEREST EXPENSE
Interest on deposits	89	141	320	576
Interest on short-term borrowings	—	30	2	78
Interest on medium- and long-term debt	37	98	133	297
Total interest expense	126	269	455	951
Net interest income	385	466	1,171	1,384
Provision for loan losses	311	165	826	494
Net interest income after provision for loan losses	74	301	345	890

NONINTEREST INCOME
Service charges on deposit accounts	60	57	173	174
Fiduciary income	39	49	122	152
Commercial lending fees	21	17	58	53
Letter of credit fees	18	19	50	52
Card fees	13	15	37	45
Brokerage fees	7	10	24	30
Foreign exchange income	10	11	30	33
Bank-owned life insurance	8	11	26	29
Net securities gains	107	27	233	63
Other noninterest income	32	24	83	88
Total noninterest income	315	240	836	719

NONINTEREST EXPENSES
Salaries	171	192	513	594
Employee benefits	51	46	159	141
Total salaries and employee benefits	222	238	672	735
Net occupancy expense	40	40	119	114
Equipment expense	15	15	46	46
Outside processing fee expense	24	26	74	77
Software expense	21	18	61	57
FDIC insurance expense	15	5	75	9
Customer services	1	2	2	11
Litigation and operational losses	3	105	8	100
Provision for credit losses on lending-related commitments	2	9	(3)	20
Other noninterest expenses	56	56	171	171
Total noninterest expenses	399	514	1,225	1,340
Income (loss) from continuing operations before income taxes	(10)	27	(44)	269
Provision (benefit) for income taxes	(29)	—	(89)	76
Income from continuing operations	19	27	45	193
Income from discontinued operations, net of tax	—	1	1	—
NET INCOME	19	28	46	193
Preferred stock dividends	34	—	101	—
Net income (loss) applicable to common stock	$(15)	$28	$(55)	$193

Basic earnings per common share:
Income (loss) from continuing operations	$(0.10)	$0.18	$(0.37)	$1.28
Net income (loss)	(0.10)	0.19	(0.36)	1.28

Diluted earnings per common share:
Income (loss) from continuing operations	(0.10)	0.18	(0.37)	1.28
Net income (loss)	(0.10)	0.19	(0.36)	1.28

Cash dividends declared on common stock	7	99	22	298
Cash dividends declared per common share	0.05	0.66	0.15	1.98

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Third	Second	First	Fourth	Third	Third Quarter 2009 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	Second Quarter 2009		Third Quarter 2008
(in millions, except per share data)	2009	2009	2009	2008	2008	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$444	$447	$452	$612	$634	$(3)	(1)%	$(190)	(30)%
Interest on investment securities	64	103	109	101	99	(39)	(37)	(35)	(35)
Interest on short-term investments	3	2	2	3	2	1	31	1	23
Total interest income	511	552	563	716	735	(41)	(8)	(224)	(31)

INTEREST EXPENSE
Interest on deposits	89	106	125	158	141	(17)	(16)	(52)	(37)
Interest on short-term borrowings	—	—	2	9	30	—	(72)	(30)	(100)
Interest on medium- and long-term debt	37	44	52	118	98	(7)	(17)	(61)	(62)
Total interest expense	126	150	179	285	269	(24)	(17)	(143)	(53)
Net interest income	385	402	384	431	466	(17)	(4)	(81)	(18)
Provision for loan losses	311	312	203	192	165	(1)	—	146	88
Net interest income after provision for loan losses	74	90	181	239	301	(16)	(17)	(227)	(75)

NONINTEREST INCOME
Service charges on deposit accounts	60	55	58	55	57	5	6	3	3
Fiduciary income	39	41	42	47	49	(2)	(5)	(10)	(21)
Commercial lending fees	21	19	18	16	17	2	12	4	22
Letter of credit fees	18	16	16	17	19	2	9	(1)	(4)
Card fees	13	12	12	13	15	1	4	(2)	(11)
Brokerage fees	7	8	9	12	10	(1)	(12)	(3)	(27)
Foreign exchange income	10	11	9	7	11	(1)	(1)	(1)	(1)
Bank-owned life insurance	8	10	8	9	11	(2)	(10)	(3)	(25)
Net securities gains	107	113	13	4	27	(6)	(5)	80	N/M
Other noninterest income	32	13	38	(6)	24	19	N/M	8	31
Total noninterest income	315	298	223	174	240	17	5	75	31

NONINTEREST EXPENSES
Salaries	171	171	171	187	192	—	—	(21)	(11)
Employee benefits	51	53	55	53	46	(2)	(5)	5	8
Total salaries and employee benefits	222	224	226	240	238	(2)	(1)	(16)	(7)
Net occupancy expense	40	38	41	42	40	2	6	—	1
Equipment expense	15	15	16	16	15	—	(1)	—	1
Outside processing fee expense	24	25	25	27	26	(1)	(4)	(2)	(6)
Software expense	21	20	20	19	18	1	2	3	12
FDIC insurance expense	15	45	15	7	5	(30)	(66)	10	N/M
Customer services	1	1	—	2	2	—	(32)	(1)	(59)
Litigation and operational losses	3	3	2	3	105	—	24	(102)	(97)
Provision for credit losses on lending-related commitments	2	(4)	(1)	(2)	9	6	N/M	(7)	(73)
Other noninterest expenses	56	62	53	57	56	(6)	(10)	—	2
Total noninterest expenses	399	429	397	411	514	(30)	(7)	(115)	(22)
Income (loss) from continuing operations before income taxes	(10)	(41)	7	2	27	31	74	(37)	N/M
Provision (benefit) for income taxes	(29)	(59)	(1)	(17)	—	30	51	(29)	N/M
Income from continuing operations	19	18	8	19	27	1	2	(8)	(33)
Income from discontinued operations, net of tax	—	—	1	1	1	—	N/M	(1)	N/M
NET INCOME	19	18	9	20	28	1	1	(9)	(37)
Preferred stock dividends	34	34	33	17	—	—	—	34	N/M
Net income (loss) applicable to common stock	$(15)	$(16)	$(24)	$3	$28	$1	1%	$(43)	N/M %

Basic earnings per common share:
Income (loss) from continuing operations	$(0.10)	$(0.11)	$(0.16)	$0.01	$0.18	$0.01	9%	$(0.28)	N/M %
Net income (loss)	(0.10)	(0.10)	(0.16)	0.02	0.19	—	—	(0.29)	N/M

Diluted earnings per common share:
Income (loss) from continuing operations	(0.10)	(0.11)	(0.16)	0.01	0.18	0.01	9	(0.28)	N/M
Net income (loss)	(0.10)	(0.10)	(0.16)	0.02	0.19	—	—	(0.29)	N/M

Cash dividends declared on common stock	7	8	7	50	99	(1)	(2)	(92)	(93)
Cash dividends declared per common share	0.05	0.05	0.05	0.33	0.66	—	—	(0.61)	(92)

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2009			2008
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$880	$816	$770	$712	$663

Loan charge-offs:
Commercial	113	88	61	66	48
Real estate construction:
Commercial Real Estate business line	63	81	57	35	40
Other business lines	1	—	—	—	—
Total real estate construction	64	81	57	35	40
Commercial mortgage:
Commercial Real Estate business line	24	23	16	21	17
Other business lines	15	23	18	8	11
Total commercial mortgage	39	46	34	29	28
Residential mortgage	11	2	2	5	1
Consumer	7	12	6	7	5
Lease financing	6	24	—	1	—
International	5	4	1	1	—
Total loan charge-offs	245	257	161	144	122

Recoveries on loans previously charged-off:
Commercial	3	5	3	6	3
Real estate construction	1	—	—	1	1
Commercial mortgage	—	2	—	2	—
Residential mortgage	—	—	—	—	—
Consumer	1	—	1	1	1
Lease financing	—	1	—	—	1
International	1	1	—	1	—
Total recoveries	6	9	4	11	6
Net loan charge-offs	239	248	157	133	116
Provision for loan losses	311	312	203	192	165
Foreign currency translation adjustment	1	—	—	(1)	—
Balance at end of period	$953	$880	$816	$770	$712

Allowance for loan losses as a percentage of total loans	2.19%	1.89%	1.68%	1.52%	1.38%

Net loan charge-offs as a percentage of average total loans	2.14	2.08	1.26	1.04	0.90

Net credit-related charge-offs as a percentage of average total loans	2.14	2.08	1.26	1.04	0.90

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2009			2008
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

Balance at beginning of period	$33	$37	$38	$40	$31
Less: Charge-offs on lending-related commitments (a)	—	—	—	—	—
Add: Provision for credit losses on lending-related commitments	2	(4)	(1)	(2)	9
Balance at end of period	$35	$33	$37	$38	$40

Unfunded lending-related commitments sold	$1	$—	$—	$—	$—

(a) Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2009			2008
(in millions)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$290	$327	$258	$205	$206
Real estate construction:
Commercial Real Estate business line	542	472	426	429	386
Other business lines	4	4	5	5	5
Total real estate construction	546	476	431	434	391
Commercial mortgage:
Commercial Real Estate business line	137	134	131	132	137
Other business lines	161	175	138	130	114
Total commercial mortgage	298	309	269	262	251
Residential mortgage	27	7	8	7	8
Consumer	8	7	8	6	4
Lease financing	18	—	2	1	—
International	7	4	6	2	3
Total nonaccrual loans	1,194	1,130	982	917	863
Reduced-rate loans	2	—	—	—	—
Total nonperforming loans	1,196	1,130	982	917	863
Foreclosed property	109	100	91	66	18
Total nonperforming assets	$1,305	$1,230	$1,073	$983	$881

Nonperforming loans as a percentage of total loans	2.74%	2.43%	2.02%	1.82%	1.67%
Nonperforming assets as a percentage of total loans and foreclosed property	2.99	2.64	2.20	1.94	1.71
Allowance for loan losses as a percentage of total nonperforming loans	80	78	83	84	82
Loans past due 90 days or more and still accruing	$161	$210	$207	$125	$97

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$1,130	$982	$917	$863	$731
Loans transferred to nonaccrual (a)	361	419	241	258	280
Nonaccrual business loan gross charge-offs (b)	(226)	(242)	(153)	(132)	(116)
Loans transferred to accrual status (a)	(4)	—	(4)	(11)	—
Nonaccrual business loans sold (c)	(41)	(10)	(3)	(14)	(18)
Payments/Other (d)	(26)	(19)	(16)	(47)	(14)
Nonaccrual loans at end of period	$1,194	$1,130	$982	$917	$863

(a) Based on an analysis of nonaccrual loans with book balances greater than $2 million.
(b) Analysis of gross loan charge-offs:
Nonaccrual business loans	$226	$242	$153	$132	$116
Performing watch list loans	1	1	—	—	—
Consumer and residential mortgage loans	18	14	8	12	6
Total gross loan charge-offs	$245	$257	$161	$144	$122
(c) Analysis of loans sold:
Nonaccrual business loans	$41	$10	$3	$14	$18
Performing watch list loans	24	6	—	—	3
Total loans sold	$65	$16	$3	$14	$21

(d) Includes net changes related to nonaccrual loans with balances less than $2 million, payments on non-accrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Nine Months Ended
	September 30, 2009			September 30, 2008
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans (a) (b)	$25,399	$678	3.57%	$28,992	$1,135	5.23%
Real estate construction loans	4,287	94	2.92	4,776	184	5.16
Commercial mortgage loans	10,422	327	4.20	10,343	442	5.71
Residential mortgage loans	1,787	76	5.69	1,898	85	5.99
Consumer loans	2,565	71	3.71	2,532	100	5.29
Lease financing (c)	1,248	29	3.08	1,354	(4)	N/M
International loans	1,603	46	3.80	2,013	79	5.24
Business loan swap income (expense)	—	25	—	—	19	—
Total loans (b)	47,311	1,346	3.80	51,908	2,040	5.25

Auction-rate securities available-for-sale	1,040	12	1.50	—	—	—
Other investment securities available-for-sale	8,617	267	4.24	7,889	288	4.88
Total investment securities available-for-sale	9,657	279	3.93	7,889	288	4.88

Federal funds sold and securities purchased under agreements to resell	24	—	0.32	100	2	2.40
Interest-bearing deposits with banks	2,426	5	0.25	19	—	2.03
Other short-term investments	162	2	1.79	267	8	4.07
Total earning assets	59,580	1,632	3.67	60,183	2,338	5.19

Cash and due from banks	901			1,228
Allowance for loan losses	(913)			(661)
Accrued income and other assets	4,728			4,167
Total assets	$64,296			$64,917

Money market and NOW deposits (a)	$12,579	49	0.52	$14,774	170	1.54
Savings deposits	1,326	1	0.12	1,371	5	0.50
Customer certificates of deposit	8,571	159	2.48	8,003	200	3.35
Total interest-bearing core deposits	22,476	209	1.25	24,148	375	2.08
Other time deposits	4,983	109	2.93	6,719	176	3.49
Foreign office time deposits	688	2	0.31	1,064	25	3.09
Total interest-bearing deposits	28,147	320	1.52	31,931	576	2.41

Short-term borrowings	1,262	2	0.25	4,084	78	2.54
Medium- and long-term debt	14,073	133	1.26	11,597	297	3.42
Total interest-bearing sources	43,482	455	1.40	47,612	951	2.67

Noninterest-bearing deposits (a)	12,385			10,638
Accrued expenses and other liabilities	1,305			1,514
Total shareholders’ equity	7,124			5,153
Total liabilities and shareholders’ equity	$64,296			$64,917

Net interest income/rate spread (FTE)		$1,177	2.27		$1,387	2.52

FTE adjustment		$6			$3

Impact of net noninterest-bearing sources of funds			0.38			0.56
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c) (d)			2.65%			3.08%

N/M - Not meaningful

(a) FSD balances included above:
Loans (primarily low-rate)	$212	$3	1.87%	$557	$6	1.36%
Interest-bearing deposits	484	2	0.60	998	16	2.11
Noninterest-bearing deposits	1,313			1,752
(b) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.01)%			(0.07)%
Total loans			(0.01)			(0.04)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			—			(0.02)

(c) Year-to-date 2008 net interest income declined $38 million and the net interest margin declined eight basis points due to tax-related non-cash lease income charges. Excluding these charges, the net interest margin would have been 3.16% year-to-date 2008.

(d) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 11 basis points year-to-date 2009 and had no impact on the net interest margin year-to-date 2008.  Excluding excess liquidity, the net interest margin would have been 2.76% year-to-date 2009.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	September 30, 2009			June 30, 2009			September 30, 2008
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans (a) (b)	$23,401	$223	3.79%	$25,657	$225	3.55%	$28,521	$347	4.85%
Real estate construction loans	4,033	29	2.83	4,325	32	2.95	4,675	55	4.65
Commercial mortgage loans	10,359	110	4.21	10,476	108	4.17	10,511	142	5.38
Residential mortgage loans	1,720	24	5.66	1,795	26	5.74	1,870	28	5.92
Consumer loans	2,550	24	3.68	2,572	24	3.65	2,599	31	4.83
Lease financing (c)	1,218	12	3.96	1,227	8	2.48	1,365	4	1.07
International loans	1,501	14	3.65	1,596	16	3.90	1,967	24	4.85
Business loan swap income	—	9	—	—	9	—	—	4	—
Total loans (b)	44,782	445	3.94	47,648	448	3.77	51,508	635	4.91

Auction-rate securities available-for-sale	962	3	1.29	1,052	4	1.48	—	—	—
Other investment securities available-for-sale	8,108	62	3.10	8,734	100	4.70	8,146	99	4.85
Total investment securities available-for-sale	9,070	65	2.91	9,786	104	4.35	8,146	99	4.85

Federal funds sold and securities purchased under agreements to resell	2	—	0.29	13	—	0.33	70	—	1.87
Interest-bearing deposits with banks	3,538	2	0.25	1,876	1	0.28	20	—	1.72
Other short-term investments	121	1	1.80	199	1	1.88	202	2	3.67
Total earning assets	57,513	513	3.55	59,522	554	3.75	59,946	736	4.89

Cash and due from banks	873			881			1,228
Allowance for loan losses	(992)			(913)			(723)
Accrued income and other assets	4,554			4,766			4,412
Total assets	$61,948			$64,256			$64,863

Money market and NOW deposits (a)	$13,090	15	0.46	$12,304	15	0.49	$14,204	45	1.26
Savings deposits	1,347	—	0.09	1,354	—	0.11	1,350	1	0.42
Customer certificates of deposit	8,145	46	2.23	8,721	55	2.53	7,690	53	2.73
Total interest-bearing core deposits	22,582	61	1.07	22,379	70	1.26	23,244	99	1.70
Other time deposits	3,573	28	3.05	5,124	36	2.75	5,209	37	2.81
Foreign office time deposits	660	—	0.24	734	—	0.26	814	5	2.51
Total interest-bearing deposits	26,815	89	1.32	28,237	106	1.50	29,267	141	1.92

Short-term borrowings	434	—	0.13	1,010	—	0.20	5,413	30	2.20
Medium- and long-term debt	13,311	37	1.10	14,002	44	1.27	12,880	98	3.02
Total interest-bearing sources	40,560	126	1.23	43,249	150	1.40	47,560	269	2.25

Noninterest-bearing deposits (a)	13,225			12,546			10,646
Accrued expenses and other liabilities	1,098			1,308			1,582
Total shareholders’ equity	7,065			7,153			5,075
Total liabilities and shareholders’ equity	$61,948			$64,256			$64,863

Net interest income/rate spread (FTE)		$387	2.32		$404	2.35		$467	2.64

FTE adjustment		$2			$2			$1

Impact of net noninterest-bearing sources of funds			0.36			0.38			0.47
Net interest margin (as a percentage of average earning assets) (FTE) (b) (c) (d)			2.68%			2.73%			3.11%

N/M - Not meaningful

(a) FSD balances included above:
Loans (primarily low-rate)	$209	$1	1.94%	$216	$1	1.71%	$401	$2	1.74%
Interest-bearing deposits	384	—	0.47	452	1	0.70	907	4	1.65
Noninterest-bearing deposits	1,258			1,414			1,542
(b) Impact of FSD loans (primarily low-rate) on the following:
Commercial loans			(0.02)%			(0.01)%			(0.05)%
Total loans			(0.01)			(0.01)			(0.02)
Net interest margin (FTE) (assuming loans were funded by noninterest-bearing deposits)			—			—			(0.01)

(c) Third quarter 2008 net interest income declined $8 million and the net interest margin declined six basis points due to a tax-related non-cash lease income charge. Excluding this charge, the net interest margin would have been 3.17% in the third quarter 2008.

(d) Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 16 basis points and 8 basis points in the third and second quarters of 2009, respectively. Excluding excess liquidity, the net interest margin would have been 2.84% and 2.81% in each respective period. Excess liquidity had no impact on the net interest margin in the third quarter 2008.

CONSOLIDATED STATISTICAL DATA

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(in millions, except per share data)	2009	2009	2009	2008	2008

Commercial loans:
Floor plan	$857	$1,492	$1,763	$2,341	$2,151
Other	21,689	23,430	24,668	25,658	26,453
Total commercial loans	22,546	24,922	26,431	27,999	28,604
Real estate construction loans:
Commercial Real Estate business line	3,328	3,500	3,711	3,831	3,937
Other business lines	542	652	668	646	628
Total real estate construction loans	3,870	4,152	4,379	4,477	4,565
Commercial mortgage loans:
Commercial Real Estate business line	1,678	1,728	1,659	1,619	1,668
Other business lines	8,702	8,672	8,855	8,870	8,920
Total commercial mortgage loans	10,380	10,400	10,514	10,489	10,588
Residential mortgage loans	1,679	1,759	1,836	1,852	1,863
Consumer loans:
Home equity	1,804	1,801	1,791	1,781	1,693
Other consumer	740	761	786	811	951
Total consumer loans	2,544	2,562	2,577	2,592	2,644
Lease financing	1,197	1,234	1,232	1,343	1,360
International loans	1,355	1,523	1,655	1,753	1,931
Total loans	$43,571	$46,552	$48,624	$50,505	$51,555

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	8	9	10	11	12

Tier 1 common capital ratio (a) (b)	8.02%	7.66%	7.32%	7.08%	6.67%
Tier 1 risk-based capital ratio (b)	12.18	11.58	11.06	10.66	7.32
Total risk-based capital ratio (b)	16.75	15.97	15.36	14.72	11.19
Leverage ratio (b)	12.45	12.11	11.65	11.77	8.57
Tangible common equity ratio (a)	7.96	7.55	7.27	7.21	7.60

Book value per common share	$31.90	$32.70	$33.32	$33.31	$33.89
Market value per share for the quarter:
High	31.83	26.47	21.20	37.01	43.99
Low	19.94	16.03	11.72	15.05	19.31
Close	29.67	21.15	18.31	19.85	32.79

Quarterly ratios:
Return on average common shareholders’ equity	(1.27)%	(1.25)%	(1.90)%	0.19%	2.25%
Return on average assets	0.12	0.11	0.06	0.12	0.18
Efficiency ratio	67.14	72.75	66.61	68.19	75.53

Number of banking centers	444	441	440	439	424

Number of employees - full time equivalent	9,384	9,497	9,696	10,186	10,347

(a) See Reconciliation of Non-GAAP Financial Measures

(b) September 30, 2009 ratios are estimated

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	September 30,	December 31,	September 30,
(in millions, except share data)	2009	2008	2008

ASSETS
Cash and due from subsidiary bank	$7	$11	$16
Short-term investments with subsidiary bank	2,169	2,329	158
Other short-term investments	84	80	99
Investment in subsidiaries, principally banks	5,711	5,690	5,849
Premises and equipment	4	5	5
Other assets	197	210	163
Total assets	$8,172	$8,325	$6,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$992	$1,002	$969
Other liabilities	145	171	221
Total liabilities	1,137	1,173	1,190

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares
Issued - 2,250,000 shares at 9/30/09 and 12/31/08	2,145	2,129	—
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 178,735,252 shares at 09/30/09, 12/31/08 and 09/30/08	894	894	894
Capital surplus	738	722	586
Accumulated other comprehensive loss	(361)	(309)	(129)
Retained earnings	5,205	5,345	5,379
Less cost of common stock in treasury - 27,620,576 shares at 9/30/09, 28,244,967 shares at 12/31/08 and 28,249,360 shares at 9/30/08	(1,586)	(1,629)	(1,630)
Total shareholders’ equity	7,035	7,152	5,100
Total liabilities and shareholders’ equity	$8,172	$8,325	$6,290

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

					Accumulated
	Nonredeemable	Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT JANUARY 1, 2008	$—	150.0	$894	$564	$(177)	$5,497	$(1,661)	$5,117
Net income	—	—	—	—	—	193	—	193
Other comprehensive income, net of tax	—	—	—	—	48	—	—	48
Total comprehensive income								241
Cash dividends declared on common stock ($1.98 per share)	—	—	—	—	—	(298)	—	(298)
Purchase of common stock	—	—	—	—	—	—	(1)	(1)
Net issuance of common stock under employee stock plans	—	0.5	—	(19)	—	(13)	32	—
Share-based compensation	—	—	—	41	—	—	—	41
BALANCE AT SEPTEMBER 30, 2008	$—	150.5	$894	$586	$(129)	$5,379	$(1,630)	$5,100

BALANCE AT JANUARY 1, 2009	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	46	—	46
Other comprehensive loss, net of tax	—	—	—	—	(52)	—	—	(52)
Total comprehensive loss								(6)
Cash dividends declared on preferred stock	—	—	—	—	—	(114)	—	(114)
Cash dividends declared on common stock ($0.15 per share)	—	—	—	—	—	(22)	—	(22)
Purchase of common stock	—	(0.1)	—	—	—	—	(1)	(1)
Accretion of discount on preferred stock	16	—	—	—	—	(16)	—	—
Net issuance of common stock under employee stock plans	—	0.7	—	(13)	—	(34)	43	(4)
Share-based compensation	—	—	—	25	—	—	—	25
Other	—	—	—	4	—	—	1	5
BALANCE AT SEPTEMBER 30, 2009	$2,145	151.1	$894	$738	$(361)	$5,205	$(1,586)	$7,035

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

			Wealth &
(dollar amounts in millions)	Business	Retail	Institutional
Three Months Ended September 30, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$346	$127	$42	$(136)	$8	$387
Provision for loan losses	252	42	20	—	(3)	311
Noninterest income	72	50	66	121	6	315
Noninterest expenses	160	154	73	3	9	399
Provision (benefit) for income taxes (FTE)	(16)	(8)	5	(11)	3	(27)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$22	$(11)	$10	$(7)	$5	$19
Net credit-related charge-offs	$195	$34	$10	$—	$—	$239

Selected average balances:
Assets	$34,822	$6,445	$4,856	$11,426	$4,399	$61,948
Loans	34,116	5,904	4,760	2	—	44,782
Deposits	15,735	17,563	2,735	3,969	38	40,040
Liabilities	16,002	17,532	2,725	18,361	263	54,883
Attributed equity	3,464	629	373	959	1,640	7,065

Statistical data:
Return on average assets (a)	0.24%	(0.24)%	0.80%	N/M	N/M	0.12%
Return on average attributed equity	2.45	(6.92)	10.40	N/M	N/M	(1.27)
Net interest margin (b)	4.01	2.87	3.48	N/M	N/M	2.68
Efficiency ratio	38.35	86.86	70.84	N/M	N/M	67.14

			Wealth &
	Business	Retail	Institutional
Three Months Ended June 30, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$328	$128	$40	$(101)	$9	$404
Provision for loan losses	252	42	13	—	5	312
Noninterest income	50	46	73	124	5	298
Noninterest expenses	157	167	77	7	21	429
Provision (benefit) for income taxes (FTE)	(36)	(17)	8	8	(20)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$5	$(18)	$15	$8	$8	$18
Net credit-related charge-offs	$211	$29	$8	$—	$—	$248

Selected average balances:
Assets	$37,521	$6,693	$4,965	$12,320	$2,757	$64,256
Loans	36,760	6,115	4,776	3	(6)	47,648
Deposits	14,827	17,666	2,599	5,669	22	40,783
Liabilities	15,110	17,639	2,593	21,484	277	57,103
Attributed equity	3,353	648	373	1,140	1,639	7,153

Statistical data:
Return on average assets (a)	0.05%	(0.40)%	1.21%	N/M	N/M	0.11%
Return on average attributed equity	0.58	(11.41)	16.11	N/M	N/M	(1.25)
Net interest margin (b)	3.58	2.90	3.29	N/M	N/M	2.73
Efficiency ratio	41.79	95.00	69.77	N/M	N/M	72.75

			Wealth &
	Business	Retail	Institutional
Three Months Ended September 30, 2008	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$323	$142	$37	$(26)	$(9)	$467
Provision for loan losses	135	33	7	—	(10)	165
Noninterest income	75	80	71	20	(6)	240
Noninterest expenses	175	161	180	3	(5)	514
Provision (benefit) for income taxes (FTE)	23	7	(28)	(7)	6	1
Income from discontinued operations, net of tax	—	—	—	—	1	1
Net income (loss)	$65	$21	$(51)	$(2)	$(5)	$28
Net credit-related charge-offs	$95	$17	$4	$—	$—	$116

Selected average balances:
Assets	$41,357	$7,046	$4,759	$10,096	$1,605	$64,863
Loans	40,506	6,362	4,624	(3)	19	51,508
Deposits	14,933	16,596	2,351	5,588	445	39,913
Liabilities	15,633	16,583	2,359	24,359	854	59,788
Attributed equity	3,318	656	340	878	(117)	5,075

Statistical data:
Return on average assets (a)	0.64%	0.48%	(4.29)%	N/M	N/M	0.18%
Return on average attributed equity	7.98	12.53	(60.04)	N/M	N/M	2.25
Net interest margin (b)	3.18	3.41	3.18	N/M	N/M	3.11
Efficiency ratio	43.92	82.39	N/M	N/M	N/M	75.53

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M — Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended September 30, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$209	$159	$77	$11	$39	$20	$(128)	$387
Provision for loan losses	144	101	29	24	10	6	(3)	311
Noninterest income	107	33	22	3	14	9	127	315
Noninterest expenses	188	106	58	10	17	8	12	399
Provision (benefit) for income taxes (FTE)	(10)	(8)	5	(8)	(3)	5	(8)	(27)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$(6)	$(7)	$7	$(12)	$29	$10	$(2)	$19
Net credit-related charge-offs	$102	$95	$22	$9	$10	$1	$—	$239

Selected average balances:
Assets	$16,987	$14,114	$7,444	$1,673	$3,997	$1,908	$15,825	$61,948
Loans	16,387	13,923	7,221	1,674	3,683	1,892	2	44,782
Deposits	17,395	11,146	4,609	327	1,696	860	4,007	40,040
Liabilities	17,667	11,060	4,618	317	1,748	849	18,624	54,883
Attributed equity	1,577	1,393	722	180	418	176	2,599	7,065

Statistical data:
Return on average assets (a)	(0.14)%	(0.20)%	0.39%	(2.81)%	2.92%	1.94%	N/M	0.12%
Return on average attributed equity	(1.74)	(1.99)	4.01	(26.20)	27.91	21.01	N/M	(1.27)
Net interest margin (b)	4.72	4.53	4.22	2.70	4.24	4.08	N/M	2.68
Efficiency ratio	59.58	54.96	59.18	70.34	34.57	28.39	N/M	67.14

							Finance
					Other		& Other
Three Months Ended June 30, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$200	$154	$73	$11	$41	$17	$(92)	$404
Provision for loan losses	119	90	28	20	43	7	5	312
Noninterest income	92	32	21	3	13	8	129	298
Noninterest expenses	186	113	60	9	25	8	28	429
Provision (benefit) for income taxes (FTE)	(13)	(10)	1	(7)	(20)	4	(12)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$—	$(7)	$5	$(8)	$6	$6	$16	$18
Net credit-related charge-offs	$99	$70	$11	$23	$42	$3	$—	$248

Selected average balances:
Assets	$18,122	$14,901	$7,798	$1,820	$4,488	$2,050	$15,077	$64,256
Loans	17,427	14,684	7,547	1,820	4,157	2,016	(3)	47,648
Deposits	17,166	10,717	4,496	331	1,582	800	5,691	40,783
Liabilities	17,461	10,625	4,505	321	1,643	787	21,761	57,103
Attributed equity	1,568	1,358	694	182	415	157	2,779	7,153

Statistical data:
Return on average assets (a)	0.01%	(0.19)%	0.23%	(1.78)%	0.53%	1.13%	N/M	0.11%
Return on average attributed equity	0.10	(2.13)	2.63	(17.76)	5.77	14.71	N/M	(1.25)
Net interest margin (b)	4.56	4.20	3.88	2.44	4.00	3.27	N/M	2.73
Efficiency ratio	63.68	60.67	63.98	66.24	48.44	30.99	N/M	72.75

							Finance
					Other		& Other
Three Months Ended September 30, 2008	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$197	$169	$73	$12	$36	$15	$(35)	$467
Provision for loan losses	52	82	18	7	15	1	(10)	165
Noninterest income	142	38	27	4	7	8	14	240
Noninterest expenses	205	112	61	10	117	11	(2)	514
Provision (benefit) for income taxes (FTE)	31	4	8	—	(45)	4	(1)	1
Income from discontinued operations, net of tax	—	—	—	—	—	—	1	1
Net income (loss)	$51	$9	$13	$(1)	$(44)	$7	$(7)	$28
Net credit-related charge-offs	$44	$51	$9	$3	$9	$—	$—	$116

Selected average balances:
Assets	$19,752	$16,633	$7,945	$1,900	$4,561	$2,371	$11,701	$64,863
Loans	19,070	16,387	7,691	1,900	4,189	2,255	16	51,508
Deposits	15,857	11,730	3,956	262	1,299	776	6,033	39,913
Liabilities	16,475	11,698	3,973	258	1,396	775	25,213	59,788
Attributed equity	1,631	1,367	623	131	406	156	761	5,075

Statistical data:
Return on average assets (a)	1.05%	0.21%	0.65%	(0.24)%	(3.86)%	1.25%	N/M	0.18%
Return on average attributed equity	12.69	2.60	8.22	(3.46)	(43.37)	18.99	N/M	2.25
Net interest margin (b)	4.09	4.10	3.76	2.54	3.48	2.65	N/M	3.11
Efficiency ratio	64.42	54.75	63.16	67.06	N/M	43.62	N/M	75.53

(a)     Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M – Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollar amounts in millions)	2009	2009	2009	2008	2008
Tier 1 capital (a) (b)	$7,735	$7,774	$7,760	$7,805	$5,576
Less:
Fixed rate cumulative perpetual preferred stock	2,145	2,140	2,134	2,129	—
Trust preferred securities	495	495	495	495	495
Tier 1 common capital (b)	$5,095	$5,139	$5,131	$5,181	$5,081
Risk-weighted assets (a) (b)	$63,518	$67,124	$70,135	$73,207	$76,156
Tier 1 common capital ratio (b)	8.02%	7.66%	7.32%	7.08%	6.67%

Total shareholders’ equity	$7,035	$7,093	$7,183	$7,152	$5,100
Less:
Fixed rate cumulative perpetual preferred stock	2,145	2,140	2,134	2,129	—
Goodwill	150	150	150	150	150
Other intangible assets	8	10	11	12	12
Tangible common equity	$4,732	$4,793	$4,888	$4,861	$4,938
Total assets	$59,590	$63,630	$67,370	$67,548	$65,153
Less:
Goodwill	150	150	150	150	150
Other intangible assets	8	10	11	12	12
Tangible assets	$59,432	$63,470	$67,209	$67,386	$64,991
Tangible common equity ratio	7.96%	7.55%	7.27%	7.21%	7.60%

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) September 30, 2009 Tier 1 capital and risk-weighted assets are estimated.